UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ISOTIS, INC.
(Name of Registrant as Specified in its Charter)
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Filed by IsoTis, Inc. Pursuant to Rule 14a-6(b)
Under the Securities Exchange Act of 1934
Subject Company: IsoTis, Inc.
Commission File No.: 001-33272
This filing relates to the proposed acquisition of IsoTis, Inc. (“IsoTis”) by Integra LifeSciences Holdings Corporation (“Integra”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 6, 2007, among Integra, Ice Mergercorp, Inc. and IsoTis. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by IsoTis on August 7, 2007 and is incorporated by reference into this filing.
The following letters were sent to IsoTis distributors and distributor principals beginning on October 19, 2007.
Dear Distributor Principals,
Back in August we informed you about the proposed acquisition of IsoTis by Integra LifeSciences Holdings Corporation, which is subject to approval by our stockholders. As you may have seen in recent press releases and other communications we have filed with the SEC, the process of obtaining the stockholder vote to approve the transaction is taking more time than anticipated. Our confidence that we will close the transaction is completely intact, and I would like to assure you that the respective management teams of Integra and IsoTis are working in concert to ensure that we will be able to achieve the integration of IsoTis by Integra to become a leader in biologics in the orthopedic industry.
We are confident that the combination of IsoTis and Integra will be a very exciting proposition for our distributor organizations as we anticipate offering you several new products in 2008.
In our effort to keep you informed of the plans for integrating IsoTis and Integra you will be receiving several communications from our and Integra’s sales and marketing teams which will hopefully provide further transparency and connection to the corporate office.
I look forward to seeing you at NASS in Austin next week, at the IsoTis cocktail reception on Wednesday and at the IsoTis distributor breakfast on Thursday, where we will also be happy to introduce you to Integra’s senior management.
As always if you have any questions, please feel free to contact me personally.
Best Regards,
Pieter Wolters

Dear IsoTis Distributor Principals,
This is to keep you posted on upcoming activities related to the pending merger of Integra LifeSciences Holdings Corporation and IsoTis, Inc. We are working hard to close the transaction and plan the integration of the respective businesses such that the combination of the two will be of significantly higher value to our distributors and our customers.
We remain enthusiastically committed to the current distributor organization and are well along in the process of planning the organization of our combined entities to support this effort going forward. Some of the plans currently in process include, but are not limited to, the following:
1.	Launch a Collagen Ceramic Matrix product through the dealer network in both compression resistant strip form and in a putty form.

2.	Launch next generation DBM products in 2008.

3.	Conduct dealer training for new product launches in Q1 2008 (We will invite the distributors’ top orthobiologics sales representatives to this training).

4.	Create processes for dealer feedback on the launch of new products as well as for support of existing business.
More information on these programs will be forthcoming.
In an effort to keep you informed with each step we make until the end of the year and to reiterate our commitment to the distribution team we already have in place, we will:
1.	Host a distributor breakfast at NASS where executive management will discuss long term opportunities.

2.	Send frequent communications to update you on any relevant activity.
Our goal is to have as smooth as a transition as possible and to provide you the most successful and rewarding selling experience possible. We encourage you to contact either of us with any questions or concerns via email or phone.
We look forward to continuing to build on your successes in selling the IsoTis products.
Hoping to see you in Austin,
Brian Larkin,
brian.larkin@integra-ls.com
President of Integra NeuroSciences
Jim Abraham
jim.abraham@isotis.com
Vice President of Sales, IsoTis Orthobiologics

A special stockholder meeting was convened on October 11, 2007 and was adjourned to October 23, 2007 to obtain stockholder approval of the proposed transaction. IsoTis has filed with the Securities and Exchange Commission and distributed to its stockholders a definitive proxy statement and other relevant documents in connection with the special stockholder meeting for the proposed transaction. IsoTis stockholders are urged to read the definitive proxy statement and other relevant materials because they contain important information about IsoTis, Integra and the proposed transaction. Investors may obtain a free copy of these materials and other documents filed by IsoTis with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at IsoTis’ website at www.isotis.com or by sending a written request to IsoTis at 2 Goodyear, Irvine, California 92618, Attention: Chief Financial Officer.
IsoTis and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of IsoTis’ stockholders in connection with the proposed transaction is set forth in IsoTis’ definitive proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction is set forth in the definitive proxy statement on file with the SEC.